                            THE B.F.GOODRICH COMPANY
           EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (Dollars in millions, except per share amounts)



                                                  Three months ended March 31,
                                                -------------------------------
                                                     1996             1995
                                                --------------   --------------
PRIMARY EARNINGS PER SHARE:

  Number of Shares:
  Average number of common shares outstanding       52,715,733       51,595,218
  Effect of dilutive stock options                     595,397           65,232
                                                --------------   --------------
  Total average number of common and common
    equivalent shares outstanding                   53,311,130       51,660,450
                                                ==============   ==============

  Income:
  Net income                                    $         19.9   $         17.6
  Dividends on preferred stock                              --             (1.9)
                                                --------------   --------------
  Net income applicable to Common Stock         $         19.9   $         15.7
                                                ==============   ==============


  Net income per share                          $         0.37   $         0.30
                                                ==============   ==============


FULLY DILUTED EARNINGS PER SHARE:

  Number of Shares:
  Average number of common shares
    outstanding from above                          52,715,733       51,595,218
  Effect of dilutive stock options -
    based on the treasury method using
    last day's market price, if higher
    than average market price                          683,107           69,570
  Average number of shares of Common
    Stock issuable if Convertible Preferred
    Stock was converted                                     --               --(A)
                                                --------------   --------------
  Total average number of common and common
    equivalent shares outstanding                   53,398,840       51,664,788
                                                ==============   ==============

  Income:
  Net income                                    $         19.9   $         17.6
  Dividends on Preferred Stock                              --             (1.9)
  Restore dividend on Convertible
    Preferred Stock                                         --               --(A)
                                                --------------   --------------
  Net income applicable to Common Stock         $         19.9   $         15.7
                                                ==============   ==============


  Net income per share                          $         0.37   $         0.30
                                                ==============   ==============

(A) Anti-Dilutive